UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 28, 2015

EPIZYME, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35945	26-1349956
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Technology Square, Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 229-5872

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 3, 2015, the Company announced that Andrew E. Singer had been appointed as Executive Vice President, Finance and Administration, Chief Financial Officer, and Treasurer of Epizyme, Inc., a Delaware corporation, (the “Company”) effective as of February 9, 2015.

Prior to accepting this position with the Company, from 2004 to January 2015, Mr. Singer, 44, served in increasing levels of responsibility in the Health Care Investment Banking Group at RBC Capital Markets Corporation (“RBC”), an investment bank, most recently serving as a Managing Director. Prior to joining RBC, Mr. Singer worked at Petkevitch & Company, co-founded MVC Capital, and worked at Robertson, Stevens & Co, The Shansby Group and The Blackstone Group. Mr. Singer serves on the board of directors of the J.F. Kapnek Trust. Mr. Singer received a B.A. from Yale University and an M.B.A. from Harvard University Graduate School of Business.

Mr. Singer has no family relationship with any of the executive officers or directors of the Company. There are no arrangements or understandings between Mr. Singer and any other person pursuant to which he was elected as an officer of the Company.

In accordance with the terms of his employment offer letter with the Company, Mr. Singer’s annual base salary will be $400,000 and his annual target bonus opportunity will be 40% of his annual base salary. Additionally, Mr. Singer will receive a one-time payment of $200,000 to assist in his relocation to the greater Boston area.

Effective on February 9, 2015, the date Mr. Singer commences employment with the Company, Mr. Singer will be granted stock options to purchase 104,169 shares of common stock of the Company and an award of 37,313 restricted stock units of the Company. These equity awards vest as to 25% of the underlying shares on the first anniversary of his employment date and as to an additional 2.0833% of the shares at the end of each successive month following the first anniversary of his employment date until the fourth anniversary of such date. The stock options will have an exercise price per share based on the closing market price of the Company’s common stock on February 9, 2015. Additionally, in accordance with the terms of his employment offer letter and subject to his continued employment with the Company, Mr. Singer will be granted a second restricted stock unit award upon the first anniversary of the commencement of his employment with the Company. The number of restricted stock units to be issued under the second restricted stock unit award will be determined by dividing $750,000 by the closing price of the Company’s common stock on the first anniversary of the commencement of his employment. This award will vest as to 25% of the underlying shares on the first anniversary of the commencement of his employment and as to an additional 2.0833% of the shares at the end of each successive month following the first anniversary of his employment date until the fourth anniversary of such date.

Under the Company’s Executive Severance and Change in Control Plan (the “Severance Plan”), if the Company terminates Mr. Singer’s employment without cause (as defined in the Severance Plan), prior to or more than twelve months following a change in control (as defined in the Severance Plan), he will be entitled to receive his monthly base salary and medical benefits for six months following the date of such termination or, if the Company terminates Mr. Singer’s employment without cause or he terminates his employment for good reason (as defined in the Severance Plan) within twelve months following a change in control, he will be entitled to receive his monthly base salary and medical benefits for twelve months following the date of such termination and 100% of his target bonus, in either case subject to Mr. Singer signing a severance agreement and release of claims.

The foregoing descriptions of Mr. Singer’s employment offer letter and the Severance Plan do not purport to be complete and are qualified in their entirety by reference to the employment offer letter, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference, and the Severance Plan, a copy of which was filed as Exhibit 10.10 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333- 187982) filed with the SEC on April 26, 2013.

Also in connection with Mr. Singer’s appointment as an officer of the Company, Mr. Singer will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.16 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333- 187982) filed with the SEC on April 26, 2013. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Mr. Singer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising out of his service as one of our officers.

Upon the commencement of Mr. Singer’s employment with the Company, Mr. Singer will assume the roles of principal financial officer and principal accounting officer of the Company. Accordingly, Robert J. Gould, Ph.D., the Company’s President and Chief Executive Officer, will cease to serve as the Company’s principal financial officer, and Stephen Garbacz, the Company’s Executive Director of Finance, will cease to serve as the Company’s principal accounting officer.

Item 7.01	Regulation FD Disclosure

On February 3, 2015, the Company issued a press release relating to Mr. Singer’s appointment as the Company’s Executive Vice President, Finance and Administration, and Chief Financial Officer. A copy is furnished herewith.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Offer Letter between the Company and Andrew E. Singer, dated January 28, 2015

99.1	Press release issued by the Company on February 3, 2015*

*	The exhibit relating to Item 7.01 shall be deemed to be furnished, and not filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIZYME, INC.

Date: February 3, 2015	By:	/s/ Robert J. Gould

Robert J. Gould, Ph.D. President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.1	Employment Offer Letter between the Company and Andrew E. Singer, dated January 28, 2015

99.1	Press release issued by the Company on February 3, 2015*

*	The exhibit relating to Item 7.01 shall be deemed to be furnished and not filed.